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                                                    UNIROYAL TECHNOLOGY CORPORATION AND SUBSIDIARY

                                                                     EXHIBIT 11.1

                                                           Computation of Per Share Earnings

                                     September 28,     September 29,      October 1,       October 2,      September 26,
                                         1997              1996              1995             1994             1993
                                     -------------     -------------    -------------     -------------    -------------

NET INCOME (LOSS)
  (in thousands):
Income (loss)before
  extraordinary item                 $      379         $  (14,401)       $     (291)       $    3,088       $   (1,980)
Extraordinary gain                            -                  -               363               727                -
                                     ----------         ----------        ----------        ----------       ----------
Net income (loss)
  for primary and
  fully diluted
  earnings per share                 $      379         $  (14,401)       $       72        $    3,815       $   (1,980)
                                     ==========         ==========        ==========        ==========       ==========

SHARES:
Weighted average number
  of shares outstanding for
  primary earnings per share         13,423,554         13,167,466        14,507,605        14,317,298        9,971,522
Additional shares issuable
  under stock options and
  warrants for fully diluted
  earnings per share                    389,251                  -            75,963                 -                -
                                     ----------         ----------        ----------        ----------       ----------
Weighted average number
  of shares outstanding for
  fully diluted earnings per
  share                              13,812,805         13,167,466        14,583,568        14,317,298        9,971,522
                                     ==========         ==========        ==========        ==========       ==========

PRIMARY EARNINGS
  (LOSS) PER SHARE:
Income (loss) before
  extraordinary item                 $     0.03         $     1.09        $    (0.02)       $     0.22       $    (0.20)
Extraordinary gain                            -                  -              0.02              0.05                -
                                     ----------         ----------        ----------        ----------       ----------
Net income (loss)                    $     0.03         $     1.09        $     0.00        $     0.27       $    (0.20)
                                     ==========         ==========        ==========        ==========       ==========
FULLY DILUTED
  EARNINGS (LOSS)
  PER SHARE:
Income (loss)before
  extraordinary item                 $     0.03         $     1.09        $    (0.02)       $     0.22       $    (0.20)
Extraordinary gain                            -                  -              0.02              0.05                -
                                     ----------         ----------        ----------        ----------       ----------
Net income (loss)                    $     0.03         $     1.09        $     0.00        $     0.27       $    (0.20)
                                     ==========         ==========        ==========        ==========       ==========
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